Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 8 to Form F-1 (File No. 333-252127), of CDT Environmental Technology Investment Holdings Limited of our report dated December 23, 2022, except for the effects of restatements discussed in Note 2 and subsequent events in Note 17, as to which date is February 24, 2023, with respect to our audit of the consolidated financial statements of CDT Environmental Technology Investment Holdings Limited for the years ended December 31, 2021 and 2020, which appear in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York February 24, 2023